Exhibit 10.09

SCANA CORPORATION

KEY EXECUTIVE SEVERANCE BENEFITS PLAN

as amended and restated
effective as of
January 1, 2009

SCANA CORPORATION

KEY EXECUTIVE SEVERANCE BENEFITS PLAN

TABLE OF CONTENTS

Page
SECTION 1.	ESTABLISHMENT AND PURPOSE	1

1.1	ESTABLISHMENT OF THE PLAN	1
1.2	DESCRIPTION OF THE PLAN	1
1.3	PURPOSE OF THE PLAN	1

SECTION 2.	DEFINITIONS	2

2.1	DEFINITIONS	2
2.2	GENDER AND NUMBER	4

SECTION 3.	ELIGIBILITY AND PARTICIPATION	5

3.1	ELIGIBILITY	5
3.3	TERMINATION OF PARTICIPATION	5

SECTION 4.	BENEFITS	6

4.1	RIGHT TO KESBP BENEFITS	6
4.2	DESCRIPTION OF KESBP BENEFITS	6
4.3	GROSS-UP PAYMENTS	6
4.4	TAX COMPUTATION	7
4.5	FORM AND TIMING OF PLAN BENEFITS	8
4.6	NO SUBSEQUENT RECALCULATION OF PLAN LIABILITY	8
4.7	BENEFITS UNDER OTHER PLANS	8

SECTION 5.	BENEFICIARY DESIGNATION	9

5.1	DESIGNATION OF BENEFICIARY	9
5.2	DEATH OF BENEFICIARY	9
5.3	INEFFECTIVE DESIGNATION	9

SECTION 6.	GENERAL PROVISIONS	11

6.1	CONTRACTURAL OBLIGATION	11
6.2	UNSECURED INTEREST	11
6.3	“RABBI” TRUST	11
6.4	EMPLOYMENT/PARTICIPATION RIGHTS	11
6.5	NONALIENATION OF BENEFITS	12
6.6	SEVERABILITY	12
6.7	NO INDIVIDUAL LIABILITY	12
6.8	APPLICABLE LAW	12

SECTION 7.	PLAN ADMINISTRATION, AMENDMENT AND TERMINATION	13

7.1	IN GENERAL	13
7.2	CLAIMS PROCEDURE	13
7.3	FINALITY OF DETERMINATION	13
7.4	DELEGATION OF AUTHORITY	13
7.5	EXPENSES	13
7.6	TAX WITHHOLDING	13
7.7	INCOMPETENCY	13
7.8	NOTICE OF ADDRESS	14
7.9	AMENDMENT AND TERMINATION	14

SECTION 8.	EXECUTION	15

SCANA CORPORATION

KEY EXECUTIVE SEVERANCE BENEFITS PLAN

(As Amended and Restated)

SECTION 1.   ESTABLISHMENT AND PURPOSE

1.1           Establishment and History of the Plan.  SCANA Corporation established, effective February 28, 1990, a plan for certain senior executives known as the “SCANA Corporation Key Executive Severance Benefits Plan” (the “Plan”).  The Plan has been amended from time to time after its initial adoption for various design and administrative changes.  The Plan was amended and restated effective as of October 21, 1997 to include various administrative provisions and to clarify certain provisions regarding a Change in Control.  Effective as of January 1, 2007, the Plan was amended and restated to reflect various changes in the manner in which the benefits under the Plan are calculated and other administrative changes.  Effective January 1, 2009, the Plan is amended and restated to comply with the requirements of Code Section 409A.

1.2           Description of the Plan. This Plan is intended to constitute an unfunded plan that is established primarily for the purpose of providing certain benefits for a select group of management or highly compensated employees in the event of a Change in Control.

1.3           Purpose of the Plan.  The purpose of this Plan is to advance the interests of the Company by providing highly qualified Company executives and other key personnel with an assurance of equitable treatment in terms of compensation and economic security and to induce continued employment with the Company in the event of certain spin-offs, divestitures, or an acquisition or other Change in Control.  The Corporation believes that an assurance of equitable treatment will enable valued executives and key personnel to maintain productivity and focus during a period of significant uncertainty inherent in such situations and that a compensation plan of this kind will aid the Company in attracting and retaining the highly qualified professionals who are essential to its success.

SECTION 2.  DEFINITIONS

2.1           Definitions.  Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized:

(a)           “Agreement” means a contract between an Eligible Employee and the Company permitting the Eligible Employee to participate in the Plan and delineating the benefits (if any) that are to be provided to the Eligible Employee in lieu of or in addition to the benefits described under the terms of this Plan.

(b)           “Base Salary” means the base rate of compensation payable to a Participant as annual salary, not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Code Section 125 maintained by the Company, but excluding amounts received or receivable under all incentive or other bonus plans.

(c)           “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)           “Beneficiary” means any person or entity who, upon the Participant’s death, is entitled to receive the Participant’s benefits under the Plan in accordance with Section 5 hereof.

(e)           “Board” means the Board of Directors of the Corporation.

(f)           “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)           Any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) is or becomes the Beneficial Owner, directly or indirectly, of twenty five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of the Corporation;

(ii)           During any period of two (2) consecutive years (not including any period prior to December 18, 1996) there shall cease to be a majority of the Board comprised as follows:  individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

(iii)           The issuance of an Order by the Securities and Exchange Commission, under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the “1935 Act”), authorizing a third party to acquire five percent (5%) or more of the Corporation’s voting shares of capital stock;

(iv)           The shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or

(v)           The shareholders of the Corporation approve a plan of complete liquidation, or the sale or disposition of South Carolina Electric & Gas Company (hereinafter SCE&G), South Carolina Pipeline Corporation, or any subsidiary of the Corporation designated by the Board as a “Material Subsidiary,” but such event shall represent a Change in Control only with respect to a Participant who has been exclusively assigned to SCE&G, South Carolina Pipeline Corporation, or the affected Material Subsidiary.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Committee” means the Human Resources Committee of the Board.  Any references in this Plan to the “Committee” shall be deemed to include references to the designee appointed by the Committee under Section 7.4.

(i)           “Company” means the Corporation and any subsidiaries of the Corporation and their successor(s) or assign(s) that adopt this Plan through execution of Agreements with any of their Employees or otherwise. When the term “Company” is used with respect to an individual Participant, it shall refer to the specific company at which the Participant is employed, unless otherwise required by the context.

(j)           “Corporation” means SCANA Corporation, a South Carolina corporation, or any successor thereto.

(k)           “Eligible Employee” means an Employee who is employed by the Company in a high-level management or administrative position, including employees who also serve as officers of the Company.

(l)           “Employee” means a person who is actively employed by the Company and who falls under the usual common law rules applicable in determining the employer-employee relationship.
(m)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)           “KESBP Benefit” means the benefits as provided in Section 4 herein.

(o)           “Participant” means any Eligible Employee who is participating in the Plan in accordance with the provisions herein set forth.

2.2           Gender and Number.  Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.

SECTION 3.   ELIGIBILITY AND PARTICIPATION

3.1           Eligibility.   An Eligible Employee shall become a Participant in the Plan when selected for such participation by the Corporation’s Chief Executive Officer, in a writing signed by him.  Once a Participant is selected for participation, the Participant shall remain covered under the Plan, subject to the termination of participation provisions under Section 3.2.

3.2           Termination of Participation.  Once a Participant is selected for participation in the Plan under Section 3.1, the Participant shall remain covered hereunder until the earliest of (i) the date the Participant is notified, in a writing signed by the Corporation’s Chief Executive Officer, that the Participant is no longer covered by the provisions of this Plan; (ii) the date upon which the Participant’s employment terminates for any reason; or (iii) the date of termination of the Plan.

SECTION 4.   BENEFITS

4.1           Right to KESBP Benefits.  A Participant shall be entitled to receive from the Corporation KESBP Benefits as described in Sections 4.2 and 4.3 upon the occurrence of a Change in Control.  The amount of all KESBP Benefits described in Sections 4.2 and 4.3 shall be calculated by the Committee in its sole discretion.

4.2           Description of KESBP Benefits.  Upon a Change in Control, the Corporation shall pay to, and provide, each Participant with the following:

(a)           An amount intended to approximate three (3) times the sum of: (i) the Participant’s annual Base Salary in effect as of the Change in Control, and (ii) the Participant’s full targeted annual incentive opportunity in effect as of the Change in Control;

(b)           If the Participant’s benefit under the SCANA Corporation Supplemental Executive Retirement Plan is determined using the final average pay formula under the SCANA Corporation Retirement Plan, an amount equal to the present lump sum value (determined using a reasonable interest rate determined by the Committee or its designee) of the actuarial equivalent of the Participant’s accrued benefit under the SCANA Corporation Retirement Plan and the SCANA Corporation Supplemental Executive Retirement Plan through the date of the Change in Control, calculated (in each case to the extent applicable to calculating the Participant’s benefit):

(i)	as though the Participant had attained age 65 and completed 35 years of benefit service as of the date of the Change in Control; and

(ii)
as if the Participant’s “Final Average Earnings” under the SCANA Corporation Retirement Plan equaled the amount determined after applying cost-of-living increases (as determined by the Committee or its designee) to the Participant’s annual base salary from the date of the Change in Control until the date the Participant would reach age 65; and

(iii)	without regard to any early retirement or other actuarial reductions otherwise provided in any such plan,

which benefit shall be offset by the actuarial equivalent of the Participant's benefit provided by the SCANA Corporation Retirement Plan and the Participant’s benefit under the SCANA Corporation Supplemental Executive Retirement Plan.  For purposes of calculating the foregoing benefits, “actuarial equivalent” shall be determined using the same methods and assumptions in effect under the SCANA Corporation Retirement Plan, or any applicable individual Participant agreement, immediately prior to the Change in Control.

(c)           If the Participant’s benefit under the SCANA Corporation Supplemental Executive Retirement Plan is determined using the cash balance formula under the SCANA Corporation Retirement Plan, an amount equal to the Participant’s benefit, if any, under the SCANA Corporation Supplemental Executive Retirement Plan (the Participant’s SERP cash balance account), determined prior to any offset for amounts payable under the SCANA Corporation Retirement Plan, and calculated as of the date of the Change in Control, increased by the amount under (i) and reduced by the amounts under (ii) and (iii):

(i)           an amount equal to the present value of the additional projected pay credits and periodic interest credits to which the Participant would otherwise become entitled under the terms of the SCANA Corporation Retirement Plan (disregarding any Code limitations affecting the amount of benefits that may be provided under such plan) assuming that (A) the Participant remained employed through the date the Participant would have attained age 65, (B) the rate of interest used in determining the periodic interest credits shall remain unchanged from the rate in effect immediately prior to the Change in Control to the date the Participant would have attained age 65, and (C) the relevant salary increase and Social Security wage base assumptions set forth in the SCANA Corporation Retirement Plan shall apply from the date of the Change in Control to the date the Participant would have attained age 65.

(ii)           an amount equal to the Participant’s cash balance account under the SCANA Corporation Retirement Plan as of the date of the Change in Control.

(iii)           an amount equal to the Participant’s benefit under the SCANA Corporation Supplemental Executive Retirement Plan.

For purposes of calculating the foregoing amounts, “present value” shall be determined using the same methods and assumptions in effect under the SCANA Corporation Retirement Plan, immediately prior to the Change in Control.

(d)           An amount equal to the total cost of coverage for medical coverage, long-term disability coverage, and LifePlus or other life insurance coverage, so as to provide substantially the same level of coverage and benefits enjoyed as if the Participant continued to be an employee of the Company for three (3) full years after the effective date of the Change in Control.

4.3           Gross-Up Payments.  In addition to the benefits described in Section 4.2 payable to each Participant or his Beneficiary, upon a Change in Control in connection with which the Committee determines that a payment or distribution by the Corporation to or for the benefit of a Participant

(a)	Paid or payable pursuant to the terms of this Plan; or

(b)           Paid or payable pursuant to the terms of the Performance Share Award portion of the SCANA Corporation Long-Term Equity Compensation Plan (or any predecessor plan thereto); or

(c)           Paid or payable under any other compensation plan or arrangement

(“Gross-Up Eligible Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any other similar tax that may hereafter be imposed) on such benefits (the “Excise Tax”), the Corporation shall pay to the Participant an additional payment (the “Excise Tax Gross-Up Payment”) to compensate such Participant for any excise tax due and owing by the Participant with respect to the Gross-Up Eligible Payments. The Excise Tax Gross-Up Payment shall equal (i) the amount of such Excise Taxes on Gross-Up Eligible Payments plus (ii) a payment to compensate such Participant for the federal (and to the degree applicable, state and local) income taxes, federal Medicare taxes and additional Excise Taxes attributable to the amount of such additional payment, calculated in accordance with Section 4.4.  The amount of the Excise Tax Gross-Up Payment payable by the Corporation with respect to the amounts described in Section 4.3(c) shall be offset by any gross-up payment made by the Corporation with respect to the amounts referred to in Section 4.3(c) pursuant to the provisions of any other plan or arrangement.  For all purposes of this Section 4.3, 4.4, and 4.6, the calculations and determinations made shall be made periodically prior to a Change in Control and only by the Committee as constituted from time to time prior to a Change in Control.  On and after a Change in Control, the Committee shall have no power or authority to modify the calculations previously made prior to the Change in Control.

4.4           Tax Computation. For purposes of determining whether a payment or distribution is a Gross-Up Eligible Payment and the amount of the Excise Tax and Excise Tax Gross-Up Payment referred to in Section 4.3, the Committee shall act reasonably and apply a customary “gross-up formula,” as determined by the Committee in its sole discretion.

4.5           Form and Timing of KESBP Benefits.  All payments under this Plan shall be made by the Corporation (or to the extent assets are transferred to the SCANA Corporation Executive Benefit Plan Trust by the trustee of such trust in accordance with the trust’s terms) to the Participant (or his Beneficiary) in the form of a single lump sum cash payment as soon as practicable following the Change in Control, but in no event later than the date specified by the terms of the SCANA Corporation Executive Benefit Plan Trust.

4.6           No Subsequent Recalculation of Plan Liability.  The Excise Tax Gross-Up Payments described in Sections 4.3 and 4.4 are intended and hereby deemed to be a reasonably accurate calculation of each Participant’s actual income tax and Excise Tax liability under the circumstances (or such tax liability of his Beneficiary), the payment of which is to be made by the Corporation or any “rabbi trust” established by the Corporation for such purposes.  All such calculations of tax liability shall not be subject to subsequent recalculation or adjustment in either an underpayment or overpayment context with respect to the actual tax liability of the Participant (or his Beneficiary) ultimately determined as owed.

4.7           Benefits Under Other Plans.  Subject to the terms of a Participant’s Agreement, any other amounts due the Participant or his Beneficiary under the terms of any other Company plans or programs are in addition to the payments under this Plan.

SECTION 5.  BENEFICIARY DESIGNATION

5.1           Designation of Beneficiary.

(a)           A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant.  All designations shall be in writing and signed by the Participant.  The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant.  The Participant also may change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Corporation.  The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Corporation.  All Beneficiary designations shall be addressed to the Secretary of SCANA Corporation and delivered to his office, and shall be processed as indicated in subsection (b) below by the Secretary or by his authorized designee.

(b)           The Secretary of SCANA Corporation (or his authorized designee) shall, upon receipt of a Participant’s Beneficiary designation:

(i)	ascertain that the designation has been signed, and if it has not been, return it to the Participant for his signature; and

(ii)	if signed, stamp the designation “Received,” indicate the date of receipt, and initial the designation in the proximity of the stamp.

5.2           Death of Beneficiary.

(a)           In the event that all of the Beneficiaries named in Section 5.1 predecease the Participant, the amounts that otherwise would have been paid to said Beneficiaries shall, where the designation fails to redirect to alternate Beneficiaries in such circumstance, be paid to the Participant’s estate as the alternate Beneficiary.

(b)           In the event that two or more Beneficiaries are named, and one or more but less than all of such Beneficiaries predecease the Participant, each surviving Beneficiary shall receive any dollar amount or proportion of funds designated or indicated for him per the designation under Section 5.1, and the dollar amount or designated or indicated share of each predeceased Beneficiary which the designation fails to redirect to an alternate Beneficiary in such circumstance shall be paid to the Participant’s estate as an alternate Beneficiary.

5.3           Ineffective Designation.

(a)           In the event the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant’s estate as the alternate Beneficiary.

(b)           In the circumstance that designations are effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with the result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant’s estate as an alternate Beneficiary.

SECTION 6.  GENERAL PROVISIONS

6.1           Contractual Obligation.  It is intended that the Corporation is under a contractual obligation to make payments of a Participant’s KESBP Benefits when due.  Payment of KESBP Benefits shall be made out of the general funds of the Corporation as determined by the Board without any restriction of the assets of the Corporation relative to the payment of such contractual obligations; the Plan is, and shall operate as, an unfunded plan.

6.2           Unsecured Interest.  No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Corporation.  To the extent that any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

6.3           “Rabbi” Trust. In connection with this Plan, the Board has established a grantor trust (known as the “SCANA Corporation Executive Benefit Plan Trust” and referred to herein as the “Trust”) for the purpose of accumulating funds to satisfy the obligations incurred by the Corporation under this Plan (and such other plans and arrangements as determined from time to time by the Corporation).  At any time prior to a Change in Control, as that term is defined in such Trust, the Corporation may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Corporation under this Plan, as determined in the sole discretion of the Committee, subject to the return of such assets to the Corporation at such time as determined in accordance with the terms of such Trust.  Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Corporation.

6.4           Employment/Participation Rights.

(a)           Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

(b)           Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.

(c)           No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

(d)           Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit-sharing, deferred compensation or other benefit plan or program of the Company.

6.5           Nonalienation of Benefits.

(a)           No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void; nor shall any such disposition be compelled by operation of law.

(b)           No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Plan.

(c)           If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit hereunder, then such right or benefit shall, in the discretion of the Committee, cease, and the Committee shall direct in such event that the Corporation hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Committee may deem proper.

6.6           Severability.  If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

6.7           No Individual Liability.   It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Corporation or any representative appointed hereunder by the Corporation, under or by reason of any of the terms or conditions of the Plan.

6.8           Applicable Law.  This Plan shall be governed by and construed in accordance with the laws of the State of South Carolina except to the extent governed by applicable federal law.

SECTION 7.  PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

7.1           In General.  This Plan shall be administered by the Committee, which shall have the sole authority, in its discretion, to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder.  The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.  The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering this Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee.

7.2           Claims Procedure.  Any person dissatisfied with the Committee’s determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee.  This request must include a written explanation setting forth the specific reasons for such reconsideration.  The Committee shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant.  Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation.  The Committee shall review its determination promptly and render a written decision with respect to the claim.  Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Plan.

7.3           Finality of Determination.  The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

7.4           Delegation of Authority.  The Committee may, in its discretion, delegate its duties to an officer or other employee of the Company, or to a committee composed of officers or employees of the Company.

7.5           Expenses.  The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Corporation.

7.6           Tax Withholding.  The Corporation shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

7.7           Incompetency.  Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the South Carolina Code of Laws, or other person legally vested with the care of his estate has been appointed.  In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment.

In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Committee.  Any payment made under the provisions of this Section 7.7 shall be a complete discharge of liability therefor under the Plan.

7.8           Notice of Address.   Any payment made to a Participant or his designated Beneficiary at the last known post office address of the distributee on file with the Corporation, shall constitute a complete acquittance and discharge to the Corporation and any director or officer with respect thereto, unless the Corporation shall have received prior written notice of any change in the condition or status of the distributee.  Neither the Corporation nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or his designated Beneficiary.

7.9           Amendment and Termination.  The Corporation expects the Plan to be permanent, but since future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation reserves the right to amend, modify, or terminate the Plan at any time by action of its Board at any time prior to a Change in Control, pursuant to a Board resolution adopted by a vote of two-thirds (2/3) of the Board members then serving on the Board.  Upon any such amendment, and except as provided hereunder upon the occurrence of a Change in Control, each Participant and his Beneficiary(ies) shall only be entitled to such benefits as determined by the Board pursuant to such amendment.  Upon any such termination, and except as provided hereunder upon the occurrence of a Change in Control, no Participant or Beneficiary(ies) shall be entitled to any further benefits hereunder, unless determined otherwise by the Board, in its sole discretion.  Notwithstanding the foregoing, however: (a) in the event a Change in Control occurs during the term of the Plan, this Plan will remain in effect until all benefits have been paid to all Participants existing at the time of the Change in Control; and (b) no amendment, modification or termination of the Plan may be made, and no Participants may be added to the Plan, upon or following a Change in Control without the express written consent of all of the Plan’s Participants covered by the Plan at such time.

SECTION 8.  EXECUTION

IN WITNESS WHEREOF, the Corporation has caused this amended and restated SCANA Corporation Key Executive Severance Benefits Plan to be executed by its duly authorized officer this 15th day of December        , 2008, to be effective as of January 1, 2009.

SCANA CORPORATION

By: /s/W. B. Timmerman

Title: President & CEO

ATTEST:

/s/Gina Champion
Secretary